Exhibit 10.21

BUILDING LEASE AGREEMENT

November 14, 2007

Lessor: Sachiko Kasai

Lessee: Monotype Imaging K.K.

BUILDING LEASE AGREEMENT

Essential Contract Elements

(1) Lease Property

	Name	Hikari Building

Building	Location	1-43-35 Yoyogi, Shibuya-ku, Tokyo		(Lot Number)
		1-43-7 Yoyogi, Shibuya-ku, Tokyo		(Residence Indication)
	Structure/Size	Steel frame, fire resistant construction, 9 above-ground floors

Lease Property	Floor	Section	Contracted Area	Remarks
	8th Floor	–	28.37 tsubo (93.77 m2)	Calculated from the center lines of walls
	Total		28.37 tsubo (93.77 m2)

(2) Purpose of Use		Office

(3) Lease Period Notification Period Lease Period after Renewal		From November 15, 2007 to November 14, 2009 (by) 6 months (before) (the expiration of the lease period) 2 years

		Main body	Consumption tax	Subtotal

(4) Rent (Monthly)		510,660 yen (18,000 yen / tsubo)	25,533 yen	536,193 yen

(5) Maintenance (Monthly)		56,740 yen (2,000 yen / tsubo)	2,837 yen	59,577 yen

		Total: 567,400 yen	Total: 28,370 yen	Total: 595,770 yen

(6) Payment Due Date Payment Account		On or before the last day of each month Mizuho Bank, Shinjuku Minamiguchi Branch, Ordinary Account [number]

(7) Security Deposit		4,595,940 yen (equivalent to 9 months’ rent)

(8) Cancellation Notice Period		(by) 6 months (before [cancellation])

(9) Special Provisions

1. Lessor shall transfer the lease property set forth in Contract Element (1) to Lessee on November 15, 2007 (scheduled).

2. When this agreement is terminated, Lessor may deduct a month’s rent as a write-off from the security deposit described in Article 11 regardless of the reason [of the termination].

Lessor Sachiko Kasai (hereinafter referred to as “Lessor”) and Lessee Monotype Imaging K.K. (hereinafter referred to as “Lessee”) hereby enter into the lease agreement (hereinafter referred to as “the Agreement ”) in the terms and conditions set forth in the Essential Contract Elements and the following provisions upon Lessor’s lease of the lease property described in Contract Element (1). IN WITNESS WHEREOF, the Agreement shall be executed in duplicate for Lessor and Lessee to place their names and seals on both copies and to each keep one copy.

November 14, 2007

(Lessor)

1-43-7 Yoyogi, Shibuya-ku, Tokyo

Sachiko Kasai [seal: Kasai]

(Lessee)

Postal Code 163-0532, 1-26-2 Nishi Shinjuku, Shinjuku-ku, Tokyo

Shinjuku Nomura Building, 32nd Floor

Monotype Imaging K.K.

[seal: Seal of the Representative Director of Monotype Imaging, K.K.]

Tel: 03-5322-1377-1378 Fax: 03-5322-2929

Representative Director

Fumiyoshi Sato

(Witness)

Minister of Land, Infrastructure and Transportation (11) No. 1075

2-2-12 Hamamatsu-cho, Minato-ku, Tokyo

CB Richard Ellis K.K.

Building Business Headquarters

Director and General Manager: Takashi Saito

[seal: Seal of the General Manager of Building Business Headquarters, CB Richard Ellis K.K.]

Real Estate Transaction Specialist: Chiba No. 042263, Takashi Kadono [seal: Kadono]

(Witness)

Minister of Land, Infrastructure and Transportation (12) No. 629 (License)

1-25-1 Nishi Shinjuku, Shinjuku-ku, Tokyo

Miki Shoji K.K., Shinjuku Branch

[seal: Seal of the Branch Manager, Shinjuku Branch, Miki Shoji K.K.]

Senior Director and Branch Manager: Michio Kinoshita

Real Estate Transaction Specialist: Michio Kinoshita

(Tokyo) No. 155166 (Registered) [seal: Kinoshita]

(Indication of Lease Property)

Article 1. The lease property shall be as defined in Contract Element (1).

(Purpose of Use)

Article 2. Lessee cannot use the lease property for a purpose other than the one defined in [section] (2) of Contact Overview.

(Lease Period)

Article 3. Lease period shall be as defined in Contract Element (3).

2. In the event neither of Lessor or Lessee notifies the counterpart of a specific intent in writing by the notification period defined in Contract Element (3) preceding expiration of the lease period, the Agreement shall be renewed for the period defined in Contract Element (3) in the same terms and conditions, and the process shall repeat upon each expiration thereafter. In such a case, Lessee shall pay Lessor an amount equivalent to a month’s rent (consumption tax applies separately) at the new rate as a renewal fee.

(Rent)

Article 4. Rent shall be as defined in Contract Element (4).

2. Rent for a period less than a full month shall be calculated on a per diem basis according to the number of days in the month in question.

(Maintenance Fee)

Article 5. The maintenance fee shall be as defined in Contract Element (5).

2. The maintenance fee for a period less than a full month shall be calculated on a per diem basis according to the number of days in the month in question.

(Other Miscellaneous Expenses)

Article 6. In addition to rent and maintenance fee, Lessee shall pay the following expenses pertinent to use of the lease property:

(1) Utilities, such as fees for electricity, water, gas, etc. used in the lease property

(2) Fee for routine and periodic cleaning of the lease property

(3) Expenses for replacement of bulbs and locks/keys

(4) All other expenses that should be paid by Lessee

(Consumption Tax)

Article 7. With respect to rent, maintenance fee, other miscellaneous expenses, etc. that Lessee pays to Lessor in accordance with the Agreement, all consumption taxes and local consumption taxes imposed under the Consumption Tax Law, etc. shall be paid by Lessee, and Lessee shall add the amount corresponding to the legal tax rate to the respective rent, maintenance fee, other miscellaneous expenses, etc. upon its payment to Lessor.

(Payment Method)

Article 8. Every month, Lessee shall pay the next month’s rent and maintenance fee by remitting the amount to the bank account described in Contract Element (6) via wire transfer on or before the due date defined in Contract Element (6). Lessee shall pay applicable wire transfer fees.

2. Every month, after receiving an invoice from Lessor or a party of Lessor’s designation, Lessee shall pay, within the defined period, the miscellaneous expenses defined in Article 6 that are incurred with usage of the lease property.

(Revision of Rent and Maintenance Fee)

Article 9. Rent and maintenance fee may be revised upon renewal of the Agreement through due consultation between Lessor and Lessee. However, they may also be revised during the lease period through due consultation between Lessor and Lessee when [the existing] rent and maintenance fee are deemed inappropriate based on various circumstances, such as a rise or fall in taxes and public dues assessed on the land and the building, facility renovation, rise in building maintenance or management cost, a sudden rise in other burdens or changes in economic conditions, change in rental rates of nearby properties, etc.

(Late Penalty)

Article 10. In the event that Lessee fails to satisfy its rent, maintenance fee or another liability to Lessor under the Agreement by the set due date, Lessor may charge Lessee a late penalty for the duration of the delay at the rate of 14.6% per annum on the liability in question. However, payment of the late penalty shall not affect exercise of Lessor’s termination right set forth in Article 23.

(Security Deposit)

Article 11. Lessee shall deposit the amount defined in Contract Element (7) as a security deposit in order to secure all of Lessee’s liabilities established in accordance with the Agreement and the factual relationship pertinent thereto.

2. The security deposit shall bear no interest.

3. The amount of the security deposit may be revised through due consultation between Lessor and Lessee in the event of an increase or decrease upon a rent revision.

4. Lessee cannot assert allocation of the security deposit to repay the rent or any other liability to Lessor.

5. In the event of nonpayment of rent, other default under the Agreement or occurrence of indemnity liability, Lessor may allocate the security deposit [to satisfaction of the liability in question] without notice.

6. In the event of a condition described in the previous paragraph, Lessee must supplement the shortage in the security deposit within 10 days from receiving a notice from Lessor stating to the effect that the allocation was made.

7. In the event the Agreement ends with expiration, termination, cancellation, etc. of the agreement period, Lessor shall promptly refund any remaining balance of the security deposit to Lessee after Lessor acknowledges that Lessee has vacated the property in accordance with Article 25, and [Lessor] allocates the security deposit to any outstanding liabilities due to Lessor.

8. Lessee shall not transfer its claims on the security deposit to a third party or pledge it as collateral.

(Prohibitions)

Article 12. Lessee cannot engage in any one of the conducts described below, directly or through its employee.

However, this prohibition will not apply in cases where Lessor approves in writing in advance.

(1) Displaying a third party’s name on the lease property

(2) Allowing Lessee’s employee or a third party to reside or stay overnight in the lease property

(3) Installing a telephone line, etc. under another party’s name

(4) Transferring or subletting the leasehold

(5) Transferring the claim under the Agreement to a third party or pledging it as collateral

(6) Allowing a third party to assume any liability under the Agreement

(7) Bringing in or using materials that may cause fire, explosion, shaking, odor or noise, heavy equipment, equipment with large electric capacity, animals, etc. in the building or its location.

(8) Keeping an object, fixture, etc. in common areas

(9) Installing a sign or any other facility on the exterior of the building or displaying it in a window

(10) Violating building codes

2. Lessee shall not engage in any conduct that may harm or cause disturbance to the building, including the lease property, other tenants or third parties, such as neighbors, etc. of the building.

(Alteration of the Original Condition)

Article 13. In the event Lessee wishes to conduct installation, removal or alteration of a fixture or facility, or any other construction work that would alter the original condition of the lease property, or when Lessee requests such construction work from Lessor, Lessee shall request it in writing in advance for Lessor’s written approval. All necessary cost for the work and expenses required to maintain/manage the fixture and/or facility shall be paid by Lessee.

2. Lessee must obtain Lessor’s approval in advance concerning description, method, etc. when conducting construction work described in Paragraph 1.

3. The construction described in Paragraph 1 shall be performed by a contractor of Lessor’s designation. However, this shall not apply in cases where Lessor approves in writing in advance.

4. In the event that Lessee makes the alteration of the original condition described in Paragraph 1 without a making written request to Lessor, Lessor may demand Lessee’s immediate discontinuation of the construction, removal of fixtures, etc. and any other action required to restore the original condition.

5. Lessee shall be responsible for all expenses pertinent to the actions described in the previous paragraph.

(Public Dues to be paid by Lessee)

Article 14. Lessee shall pay all taxes and public dues, such as real estate acquisition tax, fixed asset tax, etc., assessed on facilities, fixtures, etc. installed or added by Lessee or by Lessor upon Lessee’s request, regardless of [the name] to whom said tax is issued.

(Repair)

Article 15. In the event of a need for repair as a result of damage, malfunctioning, wear and tear (including soiling; the same applies below) on the lease property, various fixtures, facilities, etc. or when there is a possibility of such a need, Lessee shall promptly notify Lessor.

2. Repairs deemed necessary by Lessor upon the notice described in the previous paragraph shall be conducted by Lessor at Lessor’s expense. However, Lessee shall pay the expenses for repairs such as repainting/refinishing of the ceiling, walls, floor, etc. of the lease property, repair of fixtures or facilities installed by Lessee or by Lessor upon Lessee’s request, or other repair necessitated by reasons ascribed to Lessee.

(Waiver)

Article 16. In the event that Lessee is unable to use a part or the entirety of the lease property or common area due to work performed by Lessor for the purpose of maintaining and/or securing the building and the lease property, Lessee cannot seek any loss compensation, etc. from Lessor regardless of the reason.

2. Lessor shall not be liable for Lessee’s losses due to an event that cannot be ascribed to Lessor, such as natural disaster, fire, water damage, power outage, theft, etc.

(Access Right)

Article 17. When necessary for maintenance and management of the building, including the lease property, Lessor, Lessor’s employee or a person of Lessor’s designation may access the lease property with an advance notice to Lessee, inspect the property and take the necessary measures. In the event of urgency or an emergency, where Lessor could not notify Lessee in advance, Lessor shall notify Lessee afterwards as quickly as possible.

(Notification Obligation)

Article 18. Lessee shall promptly notify Lessor in writing in the event of a change in its trade name, name, address, representative, business purposes, capitalization, or other entry in the commercial register, or a significant change in its status, registered seal impressions, manager to charge of use of the lease property or any other important information pertinent to the agreement.

(Obligation of Care as a Good Manager)

Article 19. Lessee and its employee shall occupy and use the lease property and common area (building entrance,

hallways, staircases, elevators, etc.) with the care of a good manager.

(Indemnity)

Article 20. In the event that Lessee, its agent, employee, subcontractor, visitor or any other related person causes bodily or property damage to Lessor or a third party such as another tenant, etc., intentionally or through gross negligence, Lessee must compensate all resulting losses.

2. In addition to the condition described in the previous paragraph, Lessee must compensate any loss it causes to Lessor by violating the Agreement, any agreement executed in connection thereto or provisions of the building code established by Lessor.

3. Lessee shall not make any claim against Lessor in connection with losses Lessee suffers due to an action of a third party such as another tenant, etc. (whether intentional or not)

4. In the event that Lessor, its agent, employee or other related person causes losses to Lessee, intentionally or through gross negligence, Lessor must compensate the loss.

(Early Cancellation)

Article 21. In order to cancel the Agreement during the lease period, Lessor must notify the counterpart by six months before the cancellation, whereas Lessee must notify the counterpart in advance of the period defined in Contract Element (8). However, Lessee may cancel the Agreement immediately by paying an amount equivalent to sum of the rent and the maintenance corresponding to the period defined in Contract Element (8) in lieu of the advance notice.

2. Lessee may not withdraw cancellation or change the cancellation date without Lessor’s approval.

(Cancellation before Start of the Lease Period)

Article 22. In the event Lessee cancels the Agreement before the start of the lease period defined in Contract Element (3), Lessee must pay Lessor an amount equivalent to sum of the rent and the maintenance corresponding to the period defined in Contract Element (8).

(Termination of Agreement)

Article 23. Lessor may terminate the Agreement immediately without any warning or procedure performed to Lessee in the event of an action or fact corresponding to any one of the following:

(1)	When [Lessee] fails to pay the security deposit in accordance with Contract Element (7)

(2)	When [Lessee] delays payment of rent or any other liability for two months or more

(3)	When a check/note drawn is dishonored or subject to suspension of banking transaction

(4)	When [Lessee is] subject to compulsory execution, such as seizure, provisional seizure, provisional disposition, auction, preservation disposition, delinquency disposition, etc.

(5)	When [Lessee is] subject to voluntary or involuntary request for bankruptcy, special liquidation, civil rehabilitation, corporate reorganization, etc.

(6)	When [Lessee is] in violation of the provisions set forth in Article 2 (Purpose of Usage) or Article 12 (Prohibitions)

(7)	When Lessee does not use the lease property for two months or more without Lessor’s written approval

(8)	When [Lessee is] in violation of a provision of the Contact, any agreement executed in connection thereto or the building code established by Lessor

(9)	When [Lessee] has committed or has the possibility of contributing to the violation of good public order or customs

(10)	When [Lessee] engages in a conduct that damages Lessor’s credit materially

(11)	When Lessor finds that Lessee’s credit has been damaged materially

(12)	When [Lessee] makes voluntary resolution for abolition [of business], dissolution, etc. or essentially suspends business after receiving a business prohibition [order] or business suspension disposition from a governing authority

(13)	When Lessor determines that [Lessee] is unable to continue the agreement as a result of a significant change in its assets, credit, organization, business purpose or other aspects of business or as a result of a merger, etc.

(14)	When Lessor determines that [Lessee] is unable to continue the agreement as a result of a condition comparable to the above.

2. When the Agreement is terminated based on the previous paragraph, Lessee must pay Lessor an amount equivalent to sum of the rent and the maintenance corresponding to the period defined in Contract Element (8).

(End of the Agreement Ascribed to Force Majeure)

Article 24. In the event that the purpose of the Agreement becomes unachievable due damage to a part or the entirety of the building that results from a condition not ascribed to Lessor, such as natural disaster, fire, etc., the Agreement shall naturally end. In such a case, the timing and method of refund of the security deposit shall be determined through due consultation between Lessor and Lessee.

(Vacating the Premise and Restoration of the Original Condition)

Article 25. In the event that the Agreement ends upon expiration, cancellation, termination, etc. of the lease period, Lessee shall remove fixtures, facilities and its properties from the premise at its expense before the end of the Agreement, uninstall all of Lessor’s properties Lessor installed upon Lessee’s request at Lessee’s expense and return them to Lessor when asked by Lessor. In addition, Lessee shall repaint/refinish the ceiling, walls and floor of the lease property, replace all florescent bulbs and repair all damages, malfunctions and wear and tear on the lease property and fixtures and facilities therein that were caused by Lessee, and return the lease property to Lessor in its original condition as of its occupancy.

2. Lessee shall place written orders for the construction work described in the previous paragraph to contractors of Lessor’s designation, and all expenses necessary for the work shall be paid by Lessee. However, this provision will not apply in cases in which Lessor approves in writing.

3. In the event Lessee fails to restore the original condition of the lease property before the end of the Agreement, Lessor may take all measures described in the two previous paragraphs at Lessee’s expense.

4. In the event any item is left behind in the lease property, the building or its premise after the Agreement ends and Lessee vacates the lease property, Lessor shall deem that Lessee has abandoned the ownership of the item and may dispose it arbitrarily at Lessee’s expense.

5. In the event Lessee fails to vacate the lease property by the end of the Agreement, Lessee shall pay a penalty equivalent to double the rent and the maintenance corresponding to the period from the day after the end of the Agreement until its completion of vacating from the lease property as well as various expenses in the lease property (utilities, etc.) to Lessor or a party of Lessor’s designation. In addition, [Lessee] must compensate Lessor’s loss ascribed to the delay in its vacating.

6. Lessee shall not claim refund of necessary expenses or beneficial expenses pertinent to the lease property, fixtures/facilities, etc., or relocation cost, vacating cost, premium, etc. In addition, Lessee cannot request that Lessor purchase the fixtures/facilities, etc. installed at Lessee’s expense.

(Governing Court)

Article 26. Lessor and Lessee hereby acknowledge that the district court overseeing the location of Lessor’s Head Office shall be the court of primary jurisdiction in the event of a dispute between Lessor and Lessee involving the Agreement.

(Joint Guarantor)

Article 27. When Lessee has a joint guarantor, the joint guarantor shall be responsible for all of Lessee’s liabilities to Lessor under the Agreement (including a renewed agreement or any revised terms and conditions), jointly and severally with Lessee.

2. Lessee and the joint guarantor shall promptly notify Lessor in writing in the event of a change of address, name, trade name, representative, purpose of business, or other entry in the commercial register, or a significant change in status of the joint guarantor.

3. Lessee must immediately appoint another joint guarantor and obtain Lessor’s approval in the event the joint guarantor corresponds to Item 3 through Item 5 of Paragraph 1 of Article 23, in other cases where Lessor deems that the joint guarantor has lost its qualification, or in the event of loss of the joint guarantor through dissolution, death, disappearance, etc.

4. The joint guarantor’s liability shall continue without change upon renewal of the Agreement.

(Confidentiality)

Article 28. Lessor, Lessee and the joint guarantor shall not divulge the terms and conditions of the Agreement to a third party unless disclosure is required for accounting audit or by law, etc.

(Due Consultation)

Article 29. In the event of an issue not defined in the Agreement or a question concerning interpretation, etc., Lessor and Lessee shall make efforts to process the issue through due consultation in good faith.

(Special Provisions)

Article 30. Special provisions of the Agreement shall be as defined in Agreement Summary (9).

End

[seal: Seal of the Branch Manager, Shinjuku Branch, Miki Shoji K.K.]

[seal: Seal of the General Manager of Building Business Headquarters, CB Richard Ellis K.K.]

[seal: Seal of the Representative Director of Monotype Imaging, K.K.]

[seal: Kasai]